EXHIBIT 10.1

SETTLEMENT & RELEASE AGREEMENT

This settlement and release agreement (this “Settlement Agreement”), is made and entered into as of November 30, 2019 (the “Effective Date”), by and between NMG Cathedral City, LLC, a California limited liability company (“NMG”), and Satellites Dip, LLC, a California limited liability company (“SDL”). As used herein, NMG and SDL shall collectively be referred to as the “Parties” and individually as a “Party.”

WHEREAS, NMG and SDL entered into a management and administrative services agreement, dated as of June 6, 2019 (the “Management Agreement”), whereby NMG agreed to provide certain management and administrative services necessary or convenient for the day-to-day operation and maintenance of SDL’s business, in exchange for certain compensation;

WHEREAS, pursuant to the Management Agreement, SDL owes NMG compensation for its services, and that compensation remains outstanding and unpaid, and totals one hundred sixty-three thousand, five hundred thirteen dollars and seventy-six cents ($163,513.76) (the “Monies Owed”), as documented and set forth in Exhibit A;

WHEREAS, as of November 1, 2019, SDL held or continues to hold certain inventory in its possession as is more specifically set forth in Exhibit B (the “Inventory”) and has sole and exclusive rights and title to the Inventory;

WHEREAS, on the terms and conditions set herein, including as consideration of the payments provided for in this Settlement Agreement, NMG and SDL desire to terminate the Management Agreement and to release and discharge all further duties and obligations arising under the Management Agreement, including discharge and release of the Monies Owed; and

NOW THEREFORE, in consideration of the following covenants and conditions, the Parties acknowledge and agree as follows:

1. Termination of Management Agreement. As of the Effective Date, the Parties hereby terminate the Management Agreement. Upon the execution of this Settlement Agreement, the terms of the Management Agreement shall be deemed terminated, voided, and nullified, and shall be superseded and replaced by the terms of this Settlement Agreement.

2. Inventory. SDL warrants, covenants, and certifies that:

a. it has sole legal, equitable, and beneficial rights, title, and interest in and to each item (including all quantities of such items) included in the Inventory,

b. all items and quantities in the Inventory are accurate and complete as of November 1, 2019,

c. there has been no transfer or assignment, or attempted transfer or assignment, of any right, title, or interest in or to the Inventory,

d. the Inventory is fully unencumbered and no other party has any rights, title, or interest in the Inventory, and,

e. any proceeds from the sale of the Inventory from November 1, 2019 until the Effective Date shall also be included in the Settlement Payment defined in Section 3 of this Settlement Agreement.

3. Terms of Settlement.

a. Settlement Payment. In consideration of the terms and conditions set forth herein including discharge of the Monies Owed, SDL hereby agrees to pay one hundred percent (100%) of all economic proceeds received, derived, or arising from the sale of the Inventory or any part thereof (the “Settlement Payment”) to NMG. For purposes of this Settlement Agreement, “economic proceeds” shall mean all consideration received, whether cash or non-cash proceeds, from the sale of any or all items in the Inventory. The Settlement Payment shall be paid as follows and be subject to the following restrictions:

i. Within two (2) business days of SDL’s receipt of economic proceeds from the sale of any part of Inventory, SDL shall deliver to NMG such economic proceeds, until such time as the Inventory is exhausted. At the time of delivery of each Settlement Payment, SDL shall also deliver accounting documents showing each transaction involving any Inventory, including quantity and price of each sale.

ii. SDL shall sell each item in Inventory at a price determined by NMG. (the “Stated Price”). SDL shall not discount or modify the Stated Price, except with express prior written permission from NMG. SDL shall only accept payment in good and immediately available funds for the sale of the Inventory, and shall not accept any form of non-cash payment for the Inventory except with the express prior written permission of NMG.

iii. On the first (1st) business day of each calendar month, SDL shall provide to NMG an updated, and then-current spreadsheet of the remaining quantity of each item in the Inventory.

iv. Other than an arms-length transaction and sale of the Inventory, SDL shall not in any manner dispose of, transfer, bequeath, assign, encumber, or in any other manner divest itself of any item in Inventory, except with the express prior written permission of NMG. In addition, SDL shall not physically move the location of the Inventory unless as part of a sale or with the express prior written permission of NMG. If that certain brand director agreement entered into between the parties dated November 30, 2019 (the “Brand Director Agreement”) should expire or be terminated for any reason by either party, it shall not adversely impact or affect NMG’s rights to the Settlement Payment and the Inventory; provided further that if the Brand Director Agreement is terminated by either party, NMG shall have the right to direct SDL to transport the remaining Inventory to another licensed distributor of NMG’s choice.

b. Non-Disparagement. For a period of two (2) years commencing as of the date hereof, each Party agrees not to, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, defamatory, disparaging, harmful, damaging, critical, or negative towards the personal or business reputation, practices, or conduct of the other Party, or such Party’s current or former successors, assigns, heirs, affiliates, parent companies, subsidiaries, related entities, representatives, agents, attorneys, employees, managers, directors, shareholders, officers, members, managers, and relatives, whether directly or indirectly related (“Representatives”). Any violation of this provision shall give rise to an action for damages and injunctive relief.

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4. Confidentiality. Each Party agrees that the fact of, terms, and provisions of this Settlement Agreement are confidential and shall not, without prior written approval of the other Party, be disclosed to anyone except as provided herein. Nothing in this paragraph shall prohibit disclosure of information about the fact of, terms, and provisions of the Settlement Agreement: (i) as required by applicable law or regulation, court process, rule of an applicable regulatory body, and/or at the request of governmental or regulatory authority; (ii) to the Parties’ respective attorneys, accountants, professional advisers, and/or other agents who are required to know of the Settlement Agreement or its terms to carry on the Parties’ ordinary and customary business affairs; and (iii) to the extent necessary to enforce the terms and conditions of this Settlement Agreement and/or any modifications thereto.

5. Releases from Management Agreement.

a. SDL and its Representatives, and each of them, hereby releases and forever discharges NMG and its Representatives, and each of them, of and from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions, and causes of action (“Claims”), of every nature, character and description, known and unknown, which they or any person claiming or purporting to claim through them now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold, by reason of any matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done on or before the Effective Date arising from, through, or by the subject matter of the Management Agreement. The foregoing release is not intended to release any Claim relating to a breach of any provision of this Settlement Agreement or breach of any other agreement, contract, or document existing between the Parties.

b. NMG and its Representatives, and each of them, hereby release and forever discharge SDL and its Representatives, and each of them, of and from any and all Claims (including the Monies Owed), of every nature, character and description, known and unknown, which they or any person claiming or purporting to claim through them now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold, by reason of any matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done on or before the Effective Date arising from, through, or by the subject matter of the Management Agreement. The foregoing release is not intended to release any Claim relating to a breach of any provision of this Settlement Agreement or breach of any other agreement, contract, or document existing between the Parties.

6. Full and Final Accord. The Parties hereto intend this Settlement Agreement to be effective as a full and final accord and satisfaction and release of each and every possible Claim related to the Management Agreement. The Parties hereby acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Settlement & Release Agreement	3	NMG -w- SDL

Each Party to this agreement waives and relinquishes any right and benefit which they have or may have under Section 1542 to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter hereof.

7. Indemnification. Each Party agrees to indemnify and hold harmless the other Parties, and any of their Representatives, against any Claim (including the payment of attorneys' fees and costs incurred, whether or not litigation to be commenced) by any person or entity that is not a party to this Settlement Agreement, which is inconsistent with this Settlement Agreement.

8. No Litigation. Each Party agrees to forever refrain and forebear from commencing, instituting or prosecuting any lawsuits, actions or other proceedings based on, arising out of or in connection with any Claim being released hereunder; and to cause to be dismissed, with prejudice, any lawsuits, actions or other proceedings that are subject to release and discharge by virtue of this Settlement Agreement. Notwithstanding the foregoing, in the event of a dispute between the Parties relating to the interpretation or enforcement of this Settlement Agreement, this Settlement Agreement shall be governed in accordance with the Section 10 of the Settlement Agreement.

9. Fees and Costs. The Parties shall bear their own costs and attorneys’ fees incurred in connection with the preparation and negotiation of this Settlement Agreement. However, in the event any Party to this Agreement commences any legal proceeding concerning any aspect of this Settlement Agreement, including, but not limited to, the interpretation or enforcement of the Settlement Agreement or any of its provisions, the prevailing party shall be entitled to recover its expert witness fees, reasonable attorneys’ fees, and all other costs and expenses incurred in connection with the action or proceeding. The “prevailing party” means the party determined by the arbitrator court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor an arbitrator’s decision is rendered. If an arbitrator fails or refuses to make a determination of the prevailing party, the party who is awarded costs of arbitration shall also be deemed to be the prevailing party for purposes of awarding attorneys’ fees pursuant to this section.

10. Choice of Law; Mediation Arbitration.

a. The terms of this Settlement Agreement shall be construed in accordance with the laws of the State of California, as applied to agreements entered into by California residents within the State of California, and to be performed entirely within the State of California.

Settlement & Release Agreement	4	NMG -w- SDL

b. In the event of any Claim arising out of or relating to any performance required under this Settlement Agreement, or the interpretation, validity or enforceability of this Settlement Agreement, the Parties hereto shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the Parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the Parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either Party to the other they shall commence arbitration as set forth in subparagraph (c) below.

c. The Parties agree to submit any and all Claims, or any dispute related in any way to this Settlement Agreement and the services rendered hereunder, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: http://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The Parties expressly agree that any arbitration shall be conducted in the County of Los Angeles, California. Each Party understands and agrees that by signing this Settlement Agreement, such Party is waiving the right to a jury. Pursuant to subparagraph (a), the arbitrator shall apply California substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either Party may apply to the Superior Courts located in Los Angeles County for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a Party shall not operate as a waiver of the agreement to submit a dispute to binding arbitration pursuant to this provision. In no event shall a Claim be adjudicated in Federal District Court. In the event that either Party commences a lawsuit in Federal District Court or moves to remove such action to Federal District Court, the Parties hereby mutually agree to stipulate to a dismissal of such Federal action with prejudice. After a demand for arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing Party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator's decision shall be final and binding upon the Parties. The arbitrator's decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings.

11. Miscellaneous.

a. This Settlement Agreement is intended by the Parties as the final expression of their resolution and understanding with respect to the subject matter hereof, and as a complete and exclusive statement of the provisions thereof. This Settlement Agreement supersedes any and all prior or contemporaneous agreements and understandings. Each signatory to this Settlement Agreement expressly warrants to the other parties that he, she, or it has the authority to execute this Settlement Agreement on behalf of the party or parties to be bound by his, her, or its signature, and on behalf of each and every principal or other owner of a legal, equitable, or beneficial interest in such party or parties. Each signatory agrees that he, she, or it will indemnify the other parties to this Settlement Agreement from any loss or damage resulting from a breach of warranty of authority.

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b. The Parties agree to cooperate fully, to execute and deliver any and all supplementary documents, and to take all additional actions, which reasonably may be necessary or appropriate to give full force and effect to the terms and intent of this Settlement Agreement without the receipt of further consideration.

c. The Parties represent, warrant, and certify that there has been no transfer or assignment, or attempted transfer or assignment, of any right, title, or interest in or to any claim, action, or cause of action that is being released and discharged pursuant to the general releases provided above.

d. This Settlement Agreement is binding upon and inures to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assignees.

e. This Settlement Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all Parties, but all of which counterparts when taken together will constitute one and the same agreement.

f. For purposes of this Settlement Agreement, a facsimile or other electronic version of a Party’s signature, such as a .pdf, printed by a receiving facsimile or printer or a digital signature received via www.docusign.com will be deemed an original signature.

g. The Parties respectively represent and certify that they secured independent legal and tax advice and consultation, or waived such advice and consultation, in connection with this Settlement Agreement and any rights each may be relinquishing hereby, and that each has not relied upon any representations of statements made by any other party or by any other party’s counsel, accountant, or representatives in executing this Settlement Agreement, other than as stated expressly herein. Each Party warrants and certifies it is responsible for its own tax obligations, duties, and responsibilities arising from the terms of this Settlement Agreement, and agrees to indemnify the other Party for failure or breach of any tax obligations arising under this Settlement Agreement.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

NMG Cathedral City, LLC (“NMG”)		Satellites Dip, LLC (“SDL”)

By:	/s/ Stephen ‘Trip’ Hoffman	By:	/s/ Azadeh Dastmalchi
Name:	Stephen ‘Trip’ Hoffman	Name:	Azadeh Dastmalchi
Title:	Authorized Signatory	Title:	Authorized Signatory

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EXHIBIT A

Summary of Current Inventory Value
	NMG Balance	SD Balance
Past Sold Product Packaging Cost	$1,381.84
Current Inventory Cost (material, labor, pkg)	$3,379.24	$135,625.63
Payroll/Travel Payables	$158,752.68	$27,888.13
Management Fee	$50,000.00	$10,000.00

	$213,513.76	$173,513.76

Inventory Value			$163,513.76
NMG Payables (w/o Mgt Fee)			$163,513.76
Net Difference			$0.00

Mr Atomizer Machine		$235,684.93
Note Payable	$250,000.00
Interest	$10,684.93
Prepaid Service Fee (5mo @$5k/mo)		$25,000.00

	$260,684.93	$260,684.93

Asset Value, Service Fee Abatement			$260,684.93
NMG Note, Service Fee			$260,684.93
			$0.00

Exhibit A: Monies Owed

EXHIBIT B

Product Name	Product Variant	Product Type	Quantity (g)	Quantity (units)
Orange Phoenix Blunts	1g	Pre Roll		3,812
Orange Phoenix Smalls Bulk	BULK	Flower	2,270
Grapefruit OG Pre rolls	1g	Pre Roll		1,335
Banana OG Bulk	BULK	Flower	23,608
Lemon Brulee	1g	Live Resin		740
Lemon Sugar Kush	1g	Live Resin		1,347
Ghost Train Haze	1g	Live Resin		365
CBD Distilliate	BULK	Distillate	1,700
DosiDo	BULK	Distillate	250
Hardcore OG	BULK	Distillate	300
Red Tail	BULK	Distillate	450
Strawberry Banana/Golden Lemons	BULK	Live Resin Sauce	134
Lemon Brulee	BULK	Live Resin Sauce	91
Sled Dawg Sauce	BULK	Live Resin Sauce	341
Yoga Fire (1,300g input)	BULK	Badder	95
Other Name (14,165g input)	BULK	Badder	1,065

Exhibit B: Complete Inventory